Exhibit 99.1

E V E R C O R E   P A R T N E R S

Evercore Partners Completes Purchase of Interest in

ABS Investment Management, LLC

New York, December 29, 2011 – Evercore Partners Inc. (NYSE: EVR) today announced that it has completed the purchase of a 45% non-controlling interest in ABS Investment Management, LLC, an institutionally focused equity long/short hedge fund-of-funds manager, under the terms of the purchase agreement announced on November 14, 2011. ABS’ founders and employees continue to own 55% of the company.

About Evercore Partners

Evercore Partners is a leading independent investment banking advisory firm. Evercore’s Investment Banking business advises its clients on mergers, acquisitions, divestitures, restructurings, financings, public offerings, private placements and other strategic transactions and also provides institutional investors with high quality research, sales and trading execution that is free of the conflicts created by proprietary activities; Evercore’s Investment Management business comprises wealth management, institutional asset management and private equity investing. Evercore serves a diverse set of clients around the world from its offices in New York, Boston, Chicago, Houston, Los Angeles, Minneapolis, San Francisco, Washington D.C., London, Aberdeen, Scotland, Mexico City and Monterrey, Mexico, Hong Kong and Rio de Janeiro and São Paulo, Brazil. More information about Evercore can be found on the Company’s website at www.evercore.com.

Investor Contact:	Robert B. Walsh
Chief Financial Officer, Evercore Partners
212-857-3100

Media Contact:	Carina Davidson
The Abernathy MacGregor Group, for Evercore Partners
212-371-5999

About ABS Investment Management, LLC

ABS is an independent fund of hedge funds manager specializing in equity long/short strategies. The company manages over USD $3.5 billion of hedge fund assets as of September 30, 2011 for institutional and high net worth clients in the Americas, Europe and Asia from its offices in Greenwich, Zurich and Hong Kong.

Media Contact:	Caroline A. Chartier
Ermis Financial Communications
cac@ermisfinancial.com
+44 (0) 77 98 897 963